UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2004

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

18101 Von Karman Avenue Irvine, California 92612
(Address of principal executive offices, including zip code)

949-752-5588
(Registrant’s telephone number, including area code)

Items 1 through 4, 6, 8 and 10 through 12 are not included because they are inapplicable.

This current report includes forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read in conjunction with Edison Mission Energy’s 2003 Annual Report on Form 10-K. Capitalized terms used in this current report which are not specifically defined have the meanings set forth in the other reports.

Item 5.  Other Events

On July 30, 2004, Edison Mission Energy (the “Company”) issued a press release announcing that it has entered into an agreement to sell its interests in all of its remaining international energy assets (other than Contact Energy Limited) located in Europe, the Asia Pacific region and Puerto Rico. The Company announced it entered into an agreement to sell its holding in Contact Energy Limited on July 20, 2004. The Company is attaching a copy of the press release as Exhibit 99.1 to this Current Report on Form 8-K (the “Report”).  Such information is incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits.

99.1                           Press Release of Edison Mission Energy, dated July 30, 2004.

99.2                           Information Relating to Sale of International Assets by Edison Mission Energy.

Item 9.  Regulation FD Disclosure

In connection with the proposed sale of the Company’s international assets, Edison International, the ultimate parent company of the Company, is providing certain information to investors and the public. The Company is furnishing such information herewith as Exhibit 99.2 to this Report. Such information is incorporated herein by reference.

In accordance with general instruction B.2 and B.6 of Form 8-K, the information furnished in Item 9 of this Report, including Exhibit 99.2, is being furnished pursuant to Item 9 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of such section. The furnishing of the information in Item 9 of this Report and in Exhibit 99.2 is not intended to, and does not, constitute a determination or admission that the information in Item 9 of this Report is material, or that you should consider this information before making an investment decision with respect to any security of the Company. The Company does not make any representation or warranty as to the accuracy or completeness of any of the information in Item 9 and Exhibit 99.2 of this Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy
(Registrant)

Date:	July 30, 2004	/s/ Kevin M. Smith
KEVIN M. SMITH
Senior Vice President and Chief Financial Officer